Exhibit 99.1

Where Clinical Excellence Meets Five-Star Luxury

Company Overview

University General Health System, Inc. ("UGHS" or the "Company") is a physician-centric diversified, integrated, multi-specialty healthcare provider of exceptional physician care and comprehensive patient-oriented services through its regional health networks. The Company intends to expand its reach in Houston through new developments, and to acquire acute care host hospitals and free-standing ancillary healthcare providers to build its regional integrated health networks within a defined radius of 30 to 35 miles for each host hospital initially in the South and Southeast. UGHS also intends to expand its network of senior living facilities, which currently consists of owned and managed facilities in Tennessee and Texas and Georgia.





Regional System

Each UGHS regional network is expected to be designed as a vertically integrated, diversified healthcare system anchored by an acute care host hospital. The network's facilities and ancillary services benefit from operating under the acute care hospital license, and the host hospital benefits from acquired target referral networks. Each UGHS network will be developed to include potential additional freestanding facilities and services such as:

- Ambulatory Surgical Centers
- Free Standing Emergency Rooms as a Hospital Outpatient Department ("HOPD")
- Diagnostic Imaging Facilities as an HOPD
- Physical Therapy and Rehabilitation Services
- Post Acute Care SNF
- Hyperbaric and Oxygen Therapy ("HBOT")/ Wound Care Centers
- Senior Living Communities
- Clinics Without Walls/Management Service Organizations
- Revenue Cycle Management Company
- Hospitality and Support Services Company



University General Health System, Inc.
a Nevada corporation
UGHS Hospitals, Inc.
UGHS Managment Services, Inc.
UGHS Ancillary Services, Inc.
UGHS Real Estate, Inc.
UGHS Senior Living, Inc.
UGHS Support Services, Inc.
UGHS Physician Services, Inc. (501a)
University Hospital System, LLP
UGHS Alvin Hospital, Inc.
UGHS Pearland Hospital, Inc.
UGHS Baytown Hospital, Inc.
UGHS Dallas Hospital, Inc.
University General Hospital, LP
UGH
HOPD Wound Care Center
1960 Family Practice
Jacinto ASC, Imaging and Sleep
Kingwood Diagnostics Physical Therapy & Sleep
Mainland ASC
UGHS Woodlands, LLC
TrinityCare Senior Living, LLC
UGHS Senior Living of Pearland, LLC
UGHS Senior Living of Port Lavaca, LLC
UGHS Senior Living of Knoxville, LLC
UGHS Autimis Coding, Inc.
UGHS Autimis Billing, Inc.
UGHS Sybaris Group, Inc.
UGHS Practice Support Services, LLC

The Future of HealthCare

FINANCIAL HIGHLIGHTS

in the millions

2009 2010 2011 *2012 Revenue 47.1 55.8 72.5 84.2 OP Income (1.6) 3.4 2.5 23.6 EBITDA (Adj.) 5.6 10.3 9.6 29.7 EBITDA % (Adj.) 11.9% 18.5% 13.2% 35.2% EPS N/A (.01) (.01) .01 Wtd Ave Shares N/A 123.6 254.4 345.9

*as of 9/30/2012

INVESTMENT HIGHLIGHTS

• Went Public 3/28/11

• Aggressive acquisition, infusion of capital and performance increased Net Equity by $52M in less than 24 months

• Total revenue rose 74% in the third quarter of 2012

• Assets increased nearly $50M in less than 12 months

• 43M Shares in Float as of May 15, 2013

7501 FANNIN, HOUSTON, TEXAS 77054 713.375.7000

WWW.UGHS.NET UGHS.OTCBB